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                                                                   EXHIBIT 4.3.4


                          SECOND SUPPLEMENTAL INDENTURE


     This Second Supplemental Indenture (the "Supplemental Indenture") to the Indenture, dated as of July 1, 1997, as amended by the First Amendment to Indenture and the Second Amendment to Indenture, each dated as of May 27, 1999, ans as supplemented by the First Supplemental Indenture, dated as of May 27, 1999 (the "Indenture"), by and among Venture Holdings Trust, a grantor trust organized under the laws of Michigan (the "Trust"), Vemco, Inc., Vemco Leasing, Inc., Venture Industries Corporation, Venture Holdings Corporation, Venture Leasing Company, Venture Mold & Engineering Corporation, and Venture Service Company, each a Michigan corporation (each an "Issuer" and, together with the Trust, the "Issuers") and The Huntington National Bank, a national banking association, as Trustee (the "Trustee") is made as of the 27th day of May, 1999 by and among the Issuers, Venture Holdings Company LLC, a Michigan limited liability company, and the Trustee.

     WHEREAS, the Issuers have heretofore executed and delivered to the Trustee the Indenture, which relates to the Issuers 9-1/2% Senior Notes due 2005 (the "Notes"); and

     WHEREAS, Section 5.1 of the Indenture permits the Trust to make a Trust Contribution and, pursuant to the terms of a Trust Contribution Agreement (the "Contribution Agreement"), dated as of the date hereof, the Trust has made a Trust Contribution by contributing all of the Equity Interests of the Subsidiaries (other than the Equity Interests in Venture Holdings Company LLC, the Subsidiary that received such contribution) held by it to Venture Holdings Company LLC, a Michigan limited liability company, all as more particularly set forth in the Contribution Agreement; and

     WHEREAS, Venture Holdings Company LLC intends to assume all the obligations of the Trust under the Notes and the Indenture; and

     WHEREAS, pursuant to Section 5.2 of the Indenture, from and after the date hereof Venture Holdings Company LLC shall succeed to, and be substituted for (so that the provisions referring to the "Trust" shall refer instead to Venture Holdings Company LLC and not Venture Holdings Trust), and may exercise every right and power of the Trust under the Indenture with the same effect as if Venture Holdings Company LLC had been named in the Indenture as an Issuer, and the Trust shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, the Trust Contribution; and

     WHEREAS, pursuant to Sections and 9.1(4) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the forgoing, each of the Issuers, Venture Holdings Company LLC and the Trustee mutually covenant and agree as follows:


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          i.        Capitalized Terms. Capitalized terms used herein without
               definition shall have the meanings assigned to them in the Indenture.

          ii. Agreement to Assume Obligations. Venture Holdings Company LLC hereby agrees to assume all the obligations of the Trust under the Notes and the Indenture and to be bound by all other applicable provisions of the Indenture.

          iii. Trust Obligations. The Trust shall be relieved of all obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, the Trust Contribution.

          iv. Governing Law. The internal laws of the State of New York shall govern this Supplemental Indenture, without regard to the conflict of laws provisions thereof.

          vi. Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          vi. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

          vii. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers, Venture Holdings Company LLC and the Guarantors.




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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, all as of the date first written above.

                                     VENTURE HOLDINGS TRUST
                                     VEMCO, INC.
                                     VEMCO LEASING, INC.
                                     VENTURE INDUSTRIES CORPORATION
                                     VENTURE HOLDINGS CORPORATION
                                     VENTURE LEASING COMPANY
                                     VENTURE MOLD & ENGINEERING
                                         CORPORATION
                                     VENTURE SERVICE COMPANY
                                     VENTURE HOLDINGS COMPANY LLC

                                     By: /s/ MICHAEL G. TORAKIS
                                         --------------------------------------
                                         Michael G. Torakis, President


                                     THE HUNTINGTON NATIONAL BANK


                                     By: /s/ RUTH F. SOWERS
                                         --------------------------------------
                                         Authorized Signer